EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement, on Form S-3 (Registration No. 333-65597), relating to $110 million of Central Hudson Gas & Electric Corporation's debt securities, of our report dated January 28, 2000 appearing in this Annual Report on Form 10-K for the year ended December 31, 1999.






New York, New York
March 20, 2000